Exhibit 21.1

List of Subsidiaries

SUBSIDIARY	JURISDICTION OF ORGANIZATION
La Rosa Coaching, LLC	Florida
La Rosa CRE, LLC	Florida
La Rosa Franchising, LLC	Florida
La Rosa Property Management, LLC	Florida
La Rosa Realty, LLC	Florida

La Rosa Realty, LLC